As filed with the Securities and Exchange Commission on May 16, 2019
Registration No. 333-226653
Registration No. 333-219790
Registration No. 333-212882
Registration No. 333-205067
Registration No. 333-204040
Registration No. 333-194708
Registration No. 333-168613
Registration No. 333-144060
Registration No. 333-126062

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-226653
Form S-8 Registration Statement No. 333-219790
Form S-8 Registration Statement No. 333-212882
Form S-8 Registration Statement No. 333-205067
Form S-8 Registration Statement No. 333-204040
Form S-8 Registration Statement No. 333-194708
Form S-8 Registration Statement No. 333-168613
Form S-8 Registration Statement No. 333-144060
Form S-8 Registration Statement No. 333-126062

Under
The Securities Act of 1933

Maxwell Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MXWL	NASDAQ Global Select Market

Delaware	95-2390133
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3888 Calle Fortunada
San Diego, California 92123
(Address of principal executive offices, including zip code)
Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan
Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan
Maxwell Technologies, Inc. 2004 Employee Stock Purchase Plan
Maxwell Technologies, Inc. Non-Plan Stock Option Agreement
Maxwell Technologies, Inc. Non-Plan Restricted Stock Unit Agreement
Maxwell Technologies, Inc. Non-Plan Performance Restricted Stock Unit Agreement
(Full title of the plan)

Dr. Franz Fink
President and Chief Executive Officer
MAXWELL TECHNOLOGIES, INC.
3888 Calle Fortunada
San Diego, California 92123
(858) 503-3300
(Name, address, and telephone number, including area code, of agent for service)
With copies to:
Larry W. Nishnick
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, CA 92121
(858) 667-1414

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES
These Post-Effective Amendments (“Post-Effective Amendments”) filed by Maxwell Technologies, Inc., a Delaware corporation (the “Company”) remove from registration all shares of common stock of the Company, par value $0.10 per share (the “Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-8 (No. 333-226653), which was filed with the SEC on August 7, 2018, pertaining to the registration of 1,500,000 shares of Common Stock reserved for issuance pursuant to future awards under the Company’s 2013 Omnibus Equity Incentive Plan (the “2013 Plan”).

•
Registration Statement on Form S-8 (No. 333-219790), which was filed with the SEC on August 8, 2017 pertaining to the registration of (i) 1,500,000 shares of Common Stock reserved for issuance under the 2013 Plan and (ii) 500,000 shares of Common Stock reserved for issuance pursuant to the Company’s 2004 Employee Stock Purchase Plan (“2004 ESPP”).

•
Registration Statement on Form S-8 (No. 333-212882), which was filed with the SEC on August 4, 2016, pertaining to the registration of 2,400,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2013 Plan.

•
Registration Statement on Form S-8 (No. 333-205067), which was filed with the SEC on June 18, 2015, pertaining to the registration of 1,500,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2013 Plan.

•
Registration Statement on Form S-8 (No. 333-204040), which was filed with the SEC on May 11, 2015, pertaining to the registration of (i) 40,385 shares of Common Stock reserved for issuance pursuant to a Non-Plan Stock Option Agreement; (ii) 52,012 shares of Common Stock reserved for issuance pursuant to a Non-Plan Stock Restricted Stock Unit Agreement; and (iii) 23,874 shares of Common Stock reserved for issuance pursuant to a Non-Plan Performance Restricted Stock Unit Agreement;.

•
Registration Statement on Form S-8 (No. 333-194708), which was filed with the SEC on March 20, 2014, pertaining to the registration of (i) 1,000,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2013 Plan; and (ii) 500,000 shares of Common Stock reserved for issuance pursuant to the 2004 ESPP.

•
Registration Statement on Form S-8 (No. 333-168613), which was filed with the SEC on August 6, 2010 pertaining to the registration of 1,000,000 shares of Common Stock reserved for issuance under the Company’s 2005 Omnibus Equity Incentive Plan (the “2005 Plan”).

•
Registration Statement on Form S-8 (No. 333-144060), which was filed with the SEC on June 26, 2007, pertaining to the registration of 1,000,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2005 Plan.

•
Registration Statement on Form S-8 (No. 333-126062), which was filed with the SEC on June 22, 2005, pertaining to the registration of (i) 750,000 shares of Common Stock reserved for issuance pursuant to future awards under the 2005 Plan; and (ii) 500,000 shares of Common Stock reserved for issuance pursuant to the Company’s 2004 ESPP.

On February 3, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Tesla, Inc., a Delaware corporation (“Tesla”) and Cambria Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Tesla (“Merger Sub”), which contemplated the acquisition of the Company by Tesla, through Merger Sub. On February 20, 2019, pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub commenced an exchange offer (the “Offer”) to purchase each issued and outstanding share of Company Common Stock for 0.0193 of a share of common stock, $0.001 par value per share, of Tesla (“Tesla common stock”), plus cash in lieu of any fractional shares of Tesla common stock, without interest and subject to any applicable withholding of taxes. Promptly following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Tesla (the “Merger”).
In connection with the Merger, the Company is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on this 16th day of May, 2019.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ David Lyle
Name: David Lyle
Title: Senior Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.